Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Reports Second Quarter 2017 Financial and Operating Results

— AveXis on track to submit potency assay data to FDA in August —

— Conference call and webcast August 10 at 4:30 p.m. EDT —

Chicago, Ill. (August 10, 2017) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, today reported financial results for the second quarter ended June 30, 2017, recent corporate highlights and upcoming milestones.

“It was another eventful quarter for AveXis with important progress made across multiple fronts, including alignment with the FDA on our GMP manufacturing process, presentation of closeout data from our Phase 1 study of AVXS-101 in SMA Type 1, the execution of licensing agreements for the use of AAV9 for two rare neurological monogenic disorders, and an increase in our cash position with the close of a recent public offering,” said Sean Nolan, President and Chief Executive Officer of AveXis. “Looking ahead, we remain on track to have the data from the potency assay work ready to submit to the FDA as planned and to conduct an end-of-Phase 1 meeting with the FDA to further inform the regulatory pathway for AVXS-101.”

Recent Highlights

Presented AVXS-101 research at the Annual Meeting of the American Academy of Neurology (AAN): On April 25, Jerry Mendell, M.D., principal investigator in the Phase 1 study of AVXS-101 in spinal muscular atrophy (SMA) Type 1 and Curran-Peters Chair of Pediatric Research, Professor of Pediatrics and Neurology at the Research Institute at Nationwide Children’s Hospital and The Ohio State University, presented results from the closeout of the study during a plenary session at AAN, including video evidence of children achieving motor milestones.

AveXis presented other research at AAN that furthered the scientific understanding of AVXS-101:

•                  Dr. Brian Kaspar, Senior Vice President and Chief Scientific Officer of AveXis, presented data from a dose-response study for the cerebrospinal fluid delivery of AVXS-101 that offers insight into vector distribution and its correlation with transgene expression, providing guidance for future AAV9-based clinical trials in SMA, as well as other neurodegenerative disorders.

•                  Dr. Douglas Sproule, Vice President of Clinical Development and Medical Affairs of AveXis, presented data suggesting pre-existing antibodies to AAV9 are quite uncommon in the pediatric population and should not impact use of gene therapy for the vast majority of SMA Type 1 patients.

•                  Dr. Linda Lowes, Director of Clinical Therapies Research and a member of the Center for Gene Therapy at the Research Institute of Nationwide Children’s Hospital, presented research providing further evidence of the correlation between motor function and motor milestone achievement in patients with SMA Type 1, demonstrating that the degree of treatment outcome appears to be influenced by age at dosing and baseline motor function.

Announced Exclusive Worldwide License Agreement for Two Rare Neurological Monogenic Disorders Using NAV AAV9 Vector: On June 7, AveXis and REGENXBIO Inc. announced an exclusive worldwide license agreement for AveXis to develop and commercialize gene therapy treatments using REGENXBIO’s NAV AAV9 vector to treat Rett syndrome and a genetic form of amyotrophic lateral sclerosis (ALS) caused by mutations in the superoxide dismutase 1 gene. AveXis intends to provide more details on these programs in the second half of 2017.

Announced Alignment with U.S. Food and Drug Administration (FDA) on Good Manufacturing Practice (GMP) Commercial Manufacturing Process: On June 14, AveXis announced alignment with the FDA regarding the process for producing the intended commercial scale GMP-derived gene therapy product, following the receipt of minutes from the Type B Chemistry Manufacturing and Controls meeting held on May 1. This alignment includes support for the proposed commercial manufacturing process, the proposed analytical methods and corresponding qualification and validation plans — inclusive of key release assays such as potency, purity and identity — and the proposed comparability protocol, which helps assess how similar the product derived from the GMP process is to the original product used in the Phase 1 trial of AVXS-101 in patients with SMA Type 1.

•                  In the meeting minutes, the FDA made a request that the company complete implementation of its potency assay qualification plan, presented in the meeting, prior to initiation of upcoming clinical studies. This assay utilizes the Delta 7 mouse model, which has been used historically to assess AVXS-101 potency but now incorporates additional elements to make it acceptable to global regulatory authorities. The company has already initiated the work necessary to address this request and expects to have the data ready to submit to the FDA in August.

•                  AveXis plans to initiate a pivotal study trial of AVXS-101 in SMA Type 1 in the U.S. and a Phase 1/2a trial of AVXS-101 in SMA Type 2 in the U.S. later in the third quarter of 2017, pending agreement from the FDA that these data are sufficient. AveXis expects to provide an update once the company has received FDA agreement that these data are sufficient to initiate the studies. The company also expects to provide design details for these studies at that time.

•                  Additionally, FDA is aligned with the company’s proposed comparability protocol to assess the similarity of key characteristics of the Nationwide Children’s Hospital product, used in the Phase 1 SMA Type 1 study, with the product derived from the new GMP manufacturing process. Data from this comparability work is ongoing and will include the above-mentioned potency qualification data, which will be incorporated into the data package along with the full Phase 1 clinical data that will be reviewed and discussed at the upcoming end-of-Phase 1 meeting. This meeting will help further inform the regulatory pathway options for AVXS-101. The company anticipates providing an update on the outcome of that meeting once the official minutes are available, which is anticipated to be in the fourth quarter of 2017.

Announced Raise of $269.7 Million in Public Offering: On June 26, 2017, AveXis closed an underwritten public offering of 4,111,250 shares of its common stock at a public offering price of $70.00 per share before underwriting discounts and commissions, including 536,250 shares sold pursuant to the underwriters’ full exercise of their option to purchase additional shares. The net proceeds to AveXis from the offering, after deducting the underwriting discounts and commissions and other offering expenses payable by AveXis, were $269.7 million.

Second Quarter 2017 Financial Results

•                  Cash Position: As of June 30, 2017, AveXis had $417.6 million in cash and cash equivalents.

•                  R&D Expenses: Research and development expenses were $45.2 million for the second quarter of 2017 (which included $3.7 million of non-cash stock-based compensation expense), compared to $10.4 million for the same period in 2016 (which included $1.3 million of non-cash stock-based compensation expense), resulting in an increase of $34.8 million. The increase was primarily attributable to product manufacturing expenses and associated accelerated spending, including increased headcount, in the company’s product manufacturing facility, as well as expenses related to the conclusion of the Phase 1 clinical trial of AVXS-101 in SMA Type 1, licensing fees related to the company’s planned new programs in Rett syndrome and genetic ALS and an increase in non-cash stock-based compensation expense.

•                  G&A Expenses: General and administrative expenses were $13.2 million for the second quarter of 2017 (which included $4.5 million of non-cash stock-based compensation expense), compared to $5.4 million for the same period in 2016 (which included $2.6 million of stock-based compensation expense), resulting in an increase of $7.8 million. The increase was primarily attributable to increases in salaries and personnel-related costs; legal, professional and consulting fees; other administrative costs driven by increased headcount across all general and administrative functions to support the company’s overall growth, and non-cash stock-based compensation expense.

•                  Net Loss: Net loss was $58.0 million, or $2.07 per share, for the second quarter of 2017, compared to a net loss of $15.7 million, or $0.68 per share, for the second quarter of 2016.

Selected Financial Information (unaudited)

Operating Results:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2017	2016	2017	2016
Revenue
Total revenue	$—	$—	$—	$—

Operating Expenses:
General and administrative	13,154	5,418	22,803	10,242
Research and development	45,206	10,380	65,521	26,445
Total Operating Expenses	58,360	15,798	88,324	36,687
Loss from operations	(58,360)	(15,798)	(88,324)	(36,687)

Interest income	331	79	576	132

Net loss	$(58,029)	$(15,719)	$(87,748)	$(36,555)

Weighted-average basic and diluted common shares outstanding	27,971,733	23,013,838	27,850,199	19,876,850

Basic and diluted net loss per common share	$(2.07)	$(0.68)	$(3.15)	$(1.84)

Balance Sheet Information:

	June 30,	December 31,
(In thousands)	2017	2016
Cash and cash equivalents	$417,620	$240,430
Total assets	469,307	270,575
Total liabilities	27,884	24,444
Accumulated deficit	$(229,310)	$(141,562)

Conference Call Information

Analysts and investors can participate in the conference call by dialing (844) 889-6863 for domestic callers and (661) 378-9762 for international callers, using the conference ID 62331685. The webcast can be accessed live on the Events and Presentations page in the Investors and Media section of the AveXis website, www.AveXis.com.  The webcast will be archived on the company’s website until its next quarterly earnings call, and will be available for telephonic replay for 14 days following the call by dialing (855) 859-2056 (Domestic) or (404) 537-3406 (International), conference ID 62331685.

About SMA

SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients. SMA Type 1 is the leading genetic cause of infant mortality.

About AVXS-101

AVXS-101 is a proprietary gene therapy candidate of a one-time treatment for SMA Type 1 and is designed to address the monogenic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN gene. AVXS-101 also targets motor neurons providing rapid onset of effect, and crosses the blood brain barrier allowing an IV dosing route and effective targeting of both central and systemic features.

About Rett Syndrome

Rett syndrome (RTT) is a devastating, rare neurological disorder characterized by slowed growth, loss of normal movement and coordination and loss of communication skills. RTT is caused by an X-linked dominant mutation in the methyl CpG binding protein 2 (MECP2) gene, which results in problems with the protein production critical for brain development. RTT occurs in approximately one of every 10,000 female births and usually begins to show signs and symptoms in infants between six and 18 months of age. Current treatments only offer symptomatic relief and do not target the genetic cause of the disease, leaving a significant unmet need.

About Genetic Amyotrophic Lateral Sclerosis

Amyotrophic lateral sclerosis (ALS) is a progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord. Familial or inherited forms of ALS reflect five to 10 percent of ALS cases, or approximately one to two thousand people in the U.S., and can be caused by mutations in several genes known to be associated with ALS. Approximately 20 percent of these cases are caused by mutations in the gene that produces the copper zinc superoxide dismutase 1 (SOD1) enzyme, which leads to a progressive degeneration of motor neurons affecting movement and muscle control. ALS usually occurs in people between the ages of 40 and 70. Current treatments only offer modest benefits and do not target the genetic cause of the disease, leaving a significant unmet need.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in an ongoing Phase 1 clinical trial for the treatment of SMA Type 1. For additional information, please visit www.avexis.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the potential of AVXS-101 to positively impact quality of life and alter the course of disease in children with SMA Type 1, expectations regarding AveXis’ research, development and regulatory plans for its programs for treatment of RTT and genetic ALS, its expectations regarding initiation of IND-enabling studies for these programs and timing of providing an update on these programs, the overall clinical development of AVXS-101,  AveXis’ research, development and regulatory plans for AVXS-101, including AveXis’ commercial manufacturing process, AveXis’ potency assay development and the expected timing of the submission of data regarding the potency assay to the FDA, the expected timing of the initiation of AveXis’ planned future clinical trials, the expected timing of future meetings with the FDA, AveXis’ ability to meet future commercial demand for AVXS-101 through its manufacturing facility and the possibility that AveXis may be able to utilize data from its Phase 1 clinical trial in the regulatory pathway of AVXS-101. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates; regulatory developments in the U.S. and EU, as well as other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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